UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NATIONAL COAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL COAL CORP.

8915 George William Road

Knoxville, Tennessee 37923

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 26, 2008

To the Shareholders of National Coal Corp.:

The 2008 Annual Meeting of Shareholders of National Coal Corp. will be held at the Loews Denver Hotel, 4150 East Mississippi Avenue, Denver, CO on Thursday, June 26, 2008 at 10:00 a.m. Mountain Standard Time, for the following purposes:

1.	To elect four (4) Directors to hold office until the 2009 annual meeting or until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 9, 2008, as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the Annual Meeting in person. However, you must be a shareholder of record at the close of business on May 9, 2008 to vote at the meeting. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. Regardless of whether or not you will attend, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

/s/ Kenneth Scott
Kenneth Scott
Chairman of the Board

April 29, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON JUNE 26, 2008

PLEASE RETURN YOUR PROXY IN TIME

NATIONAL COAL CORP.

8915 George William Road

Knoxville, Tennessee 37923

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 26, 2008

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of National Coal Corp., a Florida corporation, for use at the 2008 Annual Meeting of Shareholders (the Annual Meeting) to be held at the Loews Denver Hotel, 4150 East Mississippi Avenue, Denver, CO on Thursday, June 26, 2008 at 10:00 a.m. Mountain Standard Time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2007. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. We anticipate that the Proxy Statement and enclosed proxy will first be mailed or given to our shareholders on or about June 1, 2008.

Your vote is important. If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All shareholders can vote by written proxy card. Your submitting the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting. If you are a shareholder of record, you may revoke your proxy at any time before the meeting either by filing with the Corporate Secretary of National Coal, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock and series A convertible preferred stock at the close of business on May 9, 2008 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. Each share of our common stock outstanding on the record date is entitled to one vote on each of the four director nominees and one vote on each other matter. Holders of our series A convertible preferred stock have the right to vote with our common stock based on the number of common shares into which the series A convertible preferred shares could be converted on the record date. On the record date, there were outstanding 28,819,931 shares of common stock and 133.33 shares of series A convertible preferred stock convertible into 419,952 shares of common stock, for a maximum of 29,239,883 votes that may be cast at the Annual Meeting. Shareholders may not cumulate votes in the election of directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

The four nominees for election as directors who receive the most votes “for” election will be elected.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes on a proposal are not counted or deemed present or represented for determining whether shareholders have approved that proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the election of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws and Articles of Incorporation provide that the number of members on our Board of Directors shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than one (1) nor more than fifteen (15). The number of members comprising our Board of Directors currently is fixed at four.

At the recommendation of the Nominating and Governance Committee, the Board of Directors proposes the election of the following nominees as directors:

Robert Heinlein

Gerald Malys

Daniel Roling

Kenneth Scott

Each of the directors elected at the Annual Meeting will serve until the Annual Meeting of Shareholders to be held in 2009 or until such director’s successor has been duly elected and qualified or until such director has otherwise ceased to serve as a director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

The Board of Directors and Nominating and Governance Committee Unanimously

Recommend a Vote “FOR” the Election of the Nominees Listed Above.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to existing directors, nominees, and executive officers of National Coal Corp. as of April 29, 2008. All of the nominees currently are directors of National Coal.

Name	Age	Position with National Coal
Nominees:
Robert Heinlein	44	Director
Gerald Malys	63	Director
Daniel Roling	58	President, Chief Executive Officer and Director
Kenneth Scott	65	Chairman of the Board

Other Executive Officers:
Michael R. Castle	48	Senior Vice President, Chief Financial Officer
Charles Kite	63	Senior Vice President, General Counsel
William Snodgrass	44	Chief Operating Officer and Senior Vice President of Business Development

Board of Directors and Nominees

Robert Heinlein has served as a director since April 1, 2005. Since 2003 Mr. Heinlein has worked as a business consultant with respect to Sarbanes-Oxley regulations. From August 2000 through 2003, Mr. Heinlein was a private investor. From June 1994 through August 2000, Mr. Heinlein served in various management positions with Boca Research, Inc., including as Vice President of Finance and Chief Financial Officer from August 1999 to August 2000 and as Vice President, Corporate Comptroller and Treasurer from July 1998 to August 1999. Mr. Heinlein is a Certified Public Accountant. Mr. Heinlein has a Bachelor’s and Master’s degree in accounting from Florida Atlantic University.

Gerald Malys has served as a director since November 2006. Mr. Malys is Senior Vice President, Finance and Chief Financial Officer of Apex Silver Mines Limited, a position he has held since June 2006. Mr. Malys was a private investor from 1999 to June 2006. Prior to this position, Mr. Malys was employed in positions of increasing authority by Cyprus Amax Minerals Company from 1985 to 1999. He served as a director of Amax Gold Inc. from 1993 to 1998 and of Kinross Gold Corporation from 1998 to 1999. Mr. Malys has a Bachelor of Science degree in accounting from Gannon University, is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Daniel Roling is President and Chief Executive Officer of National Coal Corp., positions he has held since February 2007 and August 2006, respectively. Prior to joining the Company, Mr. Roling served as a financial analyst in the metals and mining industries for more than 25 years. He joined Merrill Lynch in 1981, and was ranked on both the Institutional Investor’s All-American Research Team and the Greenwich Associates’ poll. Mr. Roling is also a long standing member of the National Coal Council. He holds a bachelor’s degree in accounting from the University of Iowa and an MBA from the University of Kansas. He is a certified public accountant (CPA) a Chartered Financial Analyst (CFA) and a member of the American Institute of Certified Public Accountants.

Kenneth Scott has served as a director since April 1, 2005, and as Chairman of the Board since June 25, 2007. Mr. Scott has been a Partner with Colonnade Strategies, LLC a business consulting firm, since 2002. Prior to joining Colonnade Strategies, LLC, Mr. Scott was the Executive Vice President for Europe and Vice President, Energy Industry, for Perot Systems Corporation, which provides technology-based business solutions to help organizations worldwide control costs and cultivate growth. Mr. Scott worked for Perot Systems Corporation from 1998 through 2002.

Other Executive Officers

Michael R. Castle has served as our Senior Vice President and Chief Financial Officer since December 2007, and serves as our principal financial and accounting officer. From 1999 until joining us, Mr. Castle was in professional practice specializing in management advisory and consulting services. In his practice he offered various financial and operational skill sets designed to help companies grow, acquire, or sell coal mining and natural gas properties throughout the Kentucky, West Virginia, Ohio, Tennessee and Virginia region. He also provided income tax planning and compliance services for coal mining and coal industry related businesses. From 1991 to 1999, Mr. Castle served as Vice President, Chief Financial Officer of Quaker Coal Company, Inc., a 12-million ton per year Kentucky-based coal mining company with over 1,000 employees. Mr. Castle is a Certified Public Accountant and received a B.S. degree in Accounting from the University of Kentucky.

Charles Kite has served as our General Counsel since May 2004, and served as a director from February 2003 until May 2004. Prior to becoming our General Counsel, Mr. Kite, an attorney since 1973, was our outside corporate counsel, and since 1990 was engaged in general legal practice with the Tennessee law firm of Kite, Bowen & Associates, P. A., where he specialized in commercial business representation, tax representation and litigation, estate planning, and probate matters. From 1985 to 1990, Mr. Kite was a senior partner with the law firm of Brabson, Kite & Vance in Sevierville, Tennessee. Prior to that, he served as an associate at the law offices of Heiskell, Donelson, Bearman, Adams, Williams & Kirsch from 1983 to 1985. Mr. Kite served as Senior Trial Attorney with the Chief Counsel’s Office of the Internal Revenue Service from 1977 to 1983. He graduated from Carson Newman College in 1967 with a Bachelor of Arts degree, and received his Juris Doctorate degree from the University of Tennessee in 1973. Charles Kite is the stepfather of Jon Nix’s spouse.

William Snodgrass has served as our Chief Operating Officer since August 2007, and as our Senior Vice President of Business Development since March 2007. Mr. Snodgrass served as our Operations Manager from July 2003 until March 2006, and as our Chief Operating Officer from May 2006 until March 2007. Mr. Snodgrass also served as our consultant from February 2003 to July 2003. Prior to joining us, Mr. Snodgrass served as superintendent and area manager for Tennessee Mining, Inc., a subsidiary of Addington Enterprises, Inc., one of the largest coal companies in the nation, a position he held from 1994 until February 2003. Mr. Snodgrass has extensive knowledge and expertise in the coal mining industry and has been involved in numerous mining projects in the Kentucky and Tennessee areas. Mr. Snodgrass has over 20 years of experience in the coal industry.

The Board and Board Committees

Board of Directors. A majority of our Board of Directors is comprised of “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). The Board has determined that each of Robert Heinlein, Gerald Malys and Kenneth Scott are independent directors. Daniel Roling does not qualify as independent because he is a National Coal employee.

In making its determination, the Board considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ rules. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to National Coal and National Coal’s management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making its independence determinations, the Board will consider transactions occurring since the beginning of the third fiscal year prior to the date of its determination between National Coal and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to National Coal and a person or entity with a known connection to a director will be presented to the Board for consideration. In each case, the Board will determine whether, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship impaired the director’s independence.

The Board of Directors held 17 general meetings during 2007. The Board of Directors also acted on nine occasions by unanimous written consent during 2007. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and those committees on which he served in 2007. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally in attendance at the annual meeting of shareholders. All four of our directors that were nominated for re-election at the 2007 annual meeting of shareholders attended the meeting in person.

The Board of Directors regularly maintains an Audit Committee, Compensation Committee and Nominating and Governance Committee, and establishes special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted a written charter that governs the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, copies of which may be found on our website located at http://www.nationalcoal.com. Our Audit Committee held seven meetings during 2007, our Nominating and Governance Committee held one meeting during 2007, and our Compensation Committee acted on two occasions by unanimous written consent during 2007.

Audit Committee. The Audit Committee currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on The NASDAQ Global Market (NASDAQ). During 2007, Robert Heinlein, Kenneth Scott, Scott Filstrup (who served on the Board until July 2007) and Gerald Malys served on the Committee, and Mr. Heinlein, a certified public accountant, chaired this committee. The Board of Directors has determined that Mr. Heinlein is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. The Board also has determined that each Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Committee. The Committee reviews the scope and results of quarterly audit reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year.

Compensation Committee. The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. The Committee currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded on NASDAQ. During 2007, Robert Heinlein, Kenneth Scott, Scott Filstrup (until his resignation in July 2007) and Gerald Malys served on the Committee, and Mr. Scott chaired this Committee. In connection with its deliberations, the Committee seeks the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers and periodically recruits compensation experts to provide independent advice regarding market trends and other competitive considerations. For further discussion of the role of the Compensation Committee in determining executive compensation, see the discussion in “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors currently consists of Robert Heinlein, Kenneth Scott and Gerald Malys, all of whom qualify as “independent” directors within the meaning of the applicable rules for companies traded NASDAQ. During 2007, Robert Heinlein, Kenneth Scott, Scott Filstrup and Gerald Malys served on the Committee, and Mr. Filstrup chaired this Committee until July 2007, after which Mr. Malys has served as its chairman. The Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, recommends corporate governance principles applicable to National Coal and assists the Board of Directors in its reviews of the performance of the Board and each of its committees.

The Committee also reviews those Board members who are candidates for re-election to our Board of Directors, and makes the determination to nominate a candidate who is a current member of the Board of Directors for re-election for the next term. The Committee’s methods for identifying candidates for election to the Board of Directors (other than those proposed by our shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board of Directors; our executives; individuals personally known to the members of the Board of Directors; and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates. The Committee members also nominate outside candidates for inclusion on the Board of Directors.

A National Coal shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Bylaws. In addition, the notice must be made in writing and include (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) directorships currently held by the proposed nominee, and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

Among other matters, the Nominating and Governance Committee members:

•

Review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of National Coal and the Board;

•

Conduct candidate searches, interview prospective candidates and conduct programs to introduce candidates to our management and operations, and confirm the appropriate level of interest of such candidates;

•	Recommend to the Board qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of the Board;

•	Conduct appropriate inquiries into the background and qualifications of potential nominees; and

•

Review the suitability for continued service as a director of each Board member when he or she has a significant change in status, such as an employment change, and recommend whether or not such director should be re-nominated.

Based on the foregoing, the Nominating and Governance Committee recommended for nomination, and the Board of Directors nominated, Robert Heinlein, Gerald Malys, Daniel Roling and Kenneth Scott for re-election as directors on the Board of Directors, subject to shareholder approval, for a one-year term ending on or around the date of the 2009 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During 2007, Robert Heinlein, Kenneth Scott, Scott Filstrup (until his resignation in July 2007) and Gerald Malys served on the Compensation Committee. None of these Committee members have served as officers or employees of National Coal, and while serving on the Committee were independent directors pursuant to applicable NASDAQ rules. During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Code of Ethics

We have adopted a Code of Ethical Conduct that is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A copy of our Code of Ethical Conduct was filed as an exhibit to our Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2007, all of our executive officers, directors and greater-than-ten percent shareholders complied with all Section 16(a) filing requirements, except for the following: (i) one Statement of Changes in Beneficial Ownership on Form 4 reporting one separate transaction, was filed late by Jon Nix; (ii) one Statement of Changes in Beneficial Ownership on Form 4, reporting two transactions, was filed late by Crestview Capital Master, LLC; (iii) one Annual Statement of Changes in Beneficial Ownership on Form 5, reporting one late transaction, was filed by Charles Kite; and (iv) one Annual Statement of Changes in Beneficial Ownership on Form 5, reporting five late transactions, was filed by William Snodgrass.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions. We have adopted a Code of Ethical Conduct that applies to all employees and directors of the company. This Code of Ethical Conduct requires that all of our employees and directors avoid engaging in activities that give rise to conflicts of interest, including engaging in any transactions with the company, without first obtaining a waiver. Executive officers and directors are required to obtain such a waiver from our Board of Directors or an appropriate committee of our Board. There were no instances during 2007 in which an executive officer or director engaged in a related party transaction with the company without first obtaining a waiver as required under our Code of Ethical Conduct.

Reportable Related Party Transactions. Other than the employment arrangements described elsewhere in this report and the transactions described below, since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•

in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

In March 2007, Jon Nix sold to Daniel Roling, our President and Chief Executive Officer for $10.00 in aggregate consideration, a fully vested option to purchase 400,000 shares of National Coal Corp. common stock at $7.00 per share which option expires on December 31, 2008. The transaction resulted in $434,493 of additional compensation expense to the Company in the year ended December 31, 2007.

Mr. Nix is a founder, significant stockholder, and former officer and director of National Coal. Mr. Nix served as a director of National Coal Corp. from January 2003 until July 2007, and as our Chairman of the Board from March 2004 until July 2007. Mr. Nix also served as our President and Chief Executive Officer from January 2003 until August 2006. He is married to the stepdaughter of our General Counsel, Charles Kite. As of April 24, 2008, based on reports Mr. Nix has filed with the Securities and Exchange Commission, Mr. Nix beneficially owned 3,416,138 shares of our common stock, representing approximately 11.9% of our outstanding common stock as of such date.

On March 2, 2007, we sold 200,000 shares of our common stock to Daniel Roling, our President and Chief Executive Officer, for a purchase price of $4.65 per share. The sale to Mr. Roling was made pursuant to a subscription agreement, dated February 28, 2007, and was part of a larger offering of 3,000,000 shares of our common stock in which two institutional investors acquired the remaining shares. In connection with the offering, we entered into a registration rights agreement with Mr. Roling and the other purchasers, dated February 28, 2007, pursuant to which we agreed to register with the Securities and Exchange Commission the resale by the purchasers of the shares purchased in the offering.

On October 19, 2007, we sold 200,000 shares of our common stock to Daniel Roling, our President and Chief Executive Officer, for a purchase price of $3.00 per share, which shares were sold to Mr. Roling pursuant to our 2004 Stock Option Plan, and was part of a larger offering of 4,066,968 shares of our common stock in which several institutional investors and other accredited investors acquired the remaining shares.

On October 19, 2007, we paid Jon Nix $100,000 for consulting services related to our acquisition of National Coal of Alabama, Inc. (formerly Mann Steel Products, Inc.).

On March 31, 2008, we sold the real and personal property assets that comprised our active Straight Creek mining operations in Bell, Leslie and Harlan Counties, Kentucky to Xinergy Corp. for $11,000,000 in cash. In addition to our receipt of the purchase price for the assets, the transaction also resulted in the return to us of approximately $7,400,000 in cash that we previously pledged to secure reclamation bonds and other liabilities associated with the Straight Creek operation, and relieved us of approximately $3,600,000 in reclamation liabilities and approximately $2,700,000 of equipment related debt which were assumed by Xinergy in the transaction. The sale resulted in a small gain. Xinergy Corp. was founded and is controlled by Jon Nix.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and create shareholder value. On April 1, 2005, upon the creation of the Company’s Compensation Committee to the Board of Directors, the Company did not have a compensation philosophy or program. The Committee’s first objective was to bring certain skill sets and experience to the top positions in the Company: Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Compensation programs have been negotiated on an individual by individual basis in order to attract the people who were identified for those positions. More recently, the Compensation Committee has been working with management and the Board in seeking the development and publication of Board-approved, annual company targets around which an incentive compensation program can be designed that would enable a senior executive to earn up to a substantial portion of his base salary in the form of a cash bonus in return for achieving the targets.

The philosophy of the Compensation Committee is centered on the belief that the Company’s ability to responsibly deliver and sustain value is driven by superior individual performance. We believe that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. At the senior leadership roles with the organization, we are in the process of structuring executive bonus plans which will be based upon making performance-based pay a significant portion of compensation. We believe this will encourage talented leaders to stay with the company over extended years.

The Compensation Committee has approved a compensation structure for the named executive officers, determined on an individual by individual basis that incorporates four key components: base salary, annual discretionary incentive payments, stock options, and retirement and other benefits.

Deductibility of Compensation Expenses

Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans. As a result, a significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its shareholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

2007 Executive Compensation Components

For the year ended December 31, 2007, the principal components of compensation for the named executive officers were:

•	annual base salary;

•	annual discretionary incentive compensation;

•	stock options; and

•	retirement and other benefits.

Annual Base Salary. In general, base salary for each employee, including the named executive officers, is established based on the individual’s job responsibilities, performance and experience; the Company’s size relative to competitors; the competitive environment; and a general view as to available resources.

For the Company’s executive officers, the Compensation Committee reviewed the base salaries of the Chief Executive Officer and his direct reports at the time of hire, which has been within the past three years, to ensure competitiveness in the marketplace. No adjustments have been made to executive officer compensation since their hire date. The Compensation Committee consider the base salaries of the named executive officers to ensure they take into account performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity.

Annual Discretionary Incentive Compensation. Named executive officers are provided with a discretionary incentive program which allows for cash incentive bonuses up to certain percentages of compensation established in each employment agreement. At this time, the incentive program has not yet been linked with a set of clear objectives. In 2007, no incentive bonuses were paid other than to Charles Kite and William Snodgrass.

Stock Options. The Compensation Committee approved a long-term incentive opportunity for each of the named executive officers through awards of stock options. The Company’s stock option program is a long-term plan designed to: create a direct link between executive compensation and increased shareholder value, provide an opportunity for increased equity ownership by executives, and maintain competitive levels of total compensation.

Initial awards of stock options are made on the hire date of the executive officer or employee. Additionally, the Compensation Committee will make additional awards of stock options on a case by case basis.

In the case of recommended stock option awards, the Compensation Committee reviews the recommendations of senior management and tests fairness before recommending a stock option award to the board of directors. The process for stock option awards is to approve grants prospectively (i.e. approval date occurs prior to grant date) although there have been occasions where stock option awards have been approved on the grant date at the closing market price on that date.

All stock options, except for those granted to Daniel Roling, have been granted at an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of the Common Stock increases after that date. The stock options granted to Daniel Roling had an exercise price equal to the closing market price of the Company’s Common Stock on the date his employment agreement was signed and the grant date was the commencement date of his employment. Stock options generally vest in one-fourth increments over a period of four years; however, options will immediately vest upon a change of control of the Company or a recapitalization event or upon the holder’s death or disability. If the holder terminates employment without good reason (as defined in his or her employment agreement), all unvested stock options are forfeited. Stock options expire ten years from the date of grant.

Retirement Benefits. The Company maintains a 401(k) plan. Named executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by executives under the plans. At this time, the Company provides matching funds under the 401(k) plan to employees of National Coal of Alabama but not to employees of the Company’s other subsidiaries.

Other Benefits Provided by the Company. The Company also provides the following benefits to the named executive officers and all other employees.

•

Medical Benefits. Employees have a choice of two coverage options. Each option covers the same services and supplies, but differs in the quality of the doctors’ network. Prior to April 2007, the plan was fully funded by the Company. Beginning April 2007, the employee will pay between $0 and $200 per month depending upon the number of family members covered under the plan.

•

Dental Benefits. The plan covers preventive, basic and major services for employees and their dependents. Orthodontia care is also provided for eligible dependents. Preventive care and basic services are covered at 100%. Major services at 50% after a waiting period. The plan has no deductibles. The premium is paid 100% by the company for salaried employees and 100% by the employee for hourly employees.

•	Life Insurance. Employees receive a basic benefit equal $10,000. The premium is paid 100% by the company.

•	Vacation. All employees are eligible for vacation based on years of service. Each executive, including the named executive officers, is eligible for 20 days of vacation each year.

•	Holidays. The company provides 12 paid holidays each year.

•	Perquisites. The Company provided certain perquisites to senior management in 2007, as follows:

•

Life Insurance. Certain executive officers are provided $1 million or $500,000 keyman life insurance in which, upon the death of the employee, the proceeds of such insurance are divided evenly between the Company and the employee’s heirs.

•

Long-Term Disability (LTD) and Long-Term Care. The contract of our Chief Executive Officer requires the company to provide long-term disability and long-term care insurance programs on his behalf. At December 31, 2007, only the long-term care insurance was in place. Long-term care insurance provides $400 per day paid directly to the insured for every day in which the employee meets certain criteria and requires outside care.

•	Other Perquisites. The Company does not provide or reimburse for country club memberships for any officers. Vehicles have been provided to certain named executives.

Compensation Committee Report

The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company’s equity compensation plans. The Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in National Coal’s 2007 Annual Report on Form 10-K and in this proxy statement.

Compensation Committee

Kenneth Scott, Chairman

Robert Heinlein

Gerald J. Malys

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2007, the two most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the 2007 whose compensation exceeded $100,000 (who were the only other executive officers serving at the end of the 2007), and Kenneth Hodak, whose service as an executive officer terminated during 2007 (referred to as named executive officers), information concerning all compensation paid for services to us in all capacities for 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(4)		All Other Compensation ($)(5)	Total ($)
Daniel A. Roling (1) President and Chief Executive Officer	2007	600,000	—	759,518	(6)	18,111	1,377,629
	2006	236,538	—	127,917		59,592	424,047
Michael R. Castle (2) Senior Vice President and Chief Financial Officer	2007	20,000	—	3,757		2,311	26,068
	2006	—	—	—		—	—
T. Michael Love (2) Senior Vice President and former Chief Financial Officer	2007	275,000	—	78,449		7,150	360,599
	2006	275,000	10,000	92,623		30,116	407,739
Charles Kite General Counsel	2007	180,000	5,000	79,542		708	265,250
	2006	180,000	—	93,914		5,177	279,091
William Snodgrass Chief Operating Officer and Senior Vice President of Business Development	2007	180,000	40,000	160,717		1,845	382,562
	2006	157,500	32,589	83,774		1,845	275,708
Kenneth Hodak (3) Former Chief Operating Officer	2007	90,000	—	—		546	90,546
	2006	106,774	—	53,970		16,343	177,087

(1)	Mr. Roling’s employment with National Coal commenced on August 9, 2006.
(2)	Mr. Castle replaced Mr. Love as Chief Financial Officer effective December 1, 2007. Mr. Love continued to serve as Senior Vice President until his resignation from such position on January 2, 2008.
(3)	Mr. Hodak was employed with us from January 1, 2006 until May 12, 2006, and again from January 31, 2007 until August 31, 2007.
(4)	The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in the applicable fiscal year with respect to stock options granted in the applicable fiscal year as well as prior fiscal years, in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to option grants, including the options granted in 2006 and 2007, see note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. These amounts do not reflect the actual value that may be realized by the named executive officers which depends on the value of our shares in the future.

(5)	All other compensation for 2006 and 2007 consists of the following (amounts in dollars):

		Moving and Relocation	Insurance Premiums		Automobile Allowance	Total
Mr. Roling	2007	—	17,621	(i)	490	18,111
	2006	42,391	18,034	(i)	3,623	59,592
Mr. Castle	2007	2,311	—		—	2,311
	2006	—	—		—	—
Mr. Love	2007	—	—		7,150	7,150
	2006	21,625	—		8,491	30,116
Mr. Kite	2007		708	(ii)	—	708
	2006	—	708	(ii)	3,762	5,177
Mr. Snodgrass	2007	—	820	(ii)	1,025	1,845
	2006	—	820	(ii)	1,025	1,845
Mr. Hodak	2007	—	—		546	546
	2006	15,533	—		810	16,343

(i)	Insurance premium for Mr. Roling to provide individual long-term care insurance and life insurance.
(ii)	One-half of the insurance premiums to provide life insurance in part for the benefit of the executive’s beneficiaries.

(6)	On March 6, 2007, Jon Nix sold to Daniel Roling, our President and Chief Executive Officer for $10.00 in aggregate consideration, a fully vested option to purchase 400,000 shares of National Coal Corp. common stock at $7.00 per share until December 31, 2008. The transaction resulted in $434,493 of compensation expense to the Company in the year ended December 31, 2007 in accordance with SFAS 123R.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information about equity-awards granted to each named executive officer in 2007 under the Amended and Restated 2004 National Coal Corp. Option Plan, which is the only plan pursuant to which awards were granted in 2007.

Name	Grant Date(1)	Approval Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH) (2)	Market Price on Grant Date ($/SH)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Daniel Roling	10/19/07	10/19/07	200,000	—	$3.00	$3.19	$38,000
Michael R. Castle	12/01/07	11/14/07	—	130,000	$3.22	$3.22	221,000
William Snodgrass	09/01/07	09/01/07	—	100,000	$3.00	$3.00	164,000

(1)	The grant date of an option award is the date that the compensation committee fixes as the date the recipient is entitled to receive the award. The approval date is the date that the compensation committee approves the award.
(2)	The exercise price of option awards is generally equal to the closing market price of National Coal’s common stock on the trading day immediately prior to the date of grant.
(3)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year 2007

The following table provides information with respect to outstanding stock options held by each of the named executive officers as of December 31, 2007.

		Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	(#) Exercisable	(#) Unexercisable
Daniel A. Roling	08/09/06	125,000	375,000	(1)	$8.88	08/09/16
Daniel A. Roling	03/06/07	400,000	—		$7.00	12/31/08
Michael Castle	12/01/07	—	130,000	(2)	$3.22	12/01/17
T. Michael Love	11/14/05	50,000	25,000	(3)	$7.02	11/14/15
Charles Kite	03/25/04	18,750	6,250	(4)	$2.20	03/25/14
	05/03/04	75,000	25,000	(4)	$5.40	05/03/14
William Snodgrass	03/25/04	25,000	12,500	(4)	$2.20	03/25/14
	06/07/05	25,000	25,000	(5)	$5.86	06/07/15
	09/01/07	50,000	50,000	(6)	$3.00	09/01/17

(1)	Options are exercisable in 25% annual increments beginning August 9, 2007.
(2)	Options are exercisable in 25% annual increments beginning December 1, 2008.
(3)	The remaining portion of Mr. Love’s option became exercisable on January 1, 2008.
(4)	Options are exercisable in 25% annual increments beginning January 1, 2005.
(5)	Options are exercisable in 25% annual increments beginning January 1, 2006.
(6)	The remaining portion becomes exercisable on September 1, 2008.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table provides information on stock option exercises and vesting of stock awards for each of the named executive officers during 2007.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Daniel A. Roling	—	—	200,000	(1)	$38,000

(1)	Mr. Roling purchased 200,000 shares of the Company’s common stock at a price of $3.00 from shares authorized under the 2004 Stock Option Plan in accordance with a restricted stock award on October 19, 2007. The market price on the date of grant was $3.19 per share.

Employment Agreements, Termination of Employment and Change of Control Arrangements

Other than William R. Snodgrass, each of our named executive officers not only serves as an officer of National Coal Corp., but also as an officer of our wholly-owned subsidiary National Coal Corporation. Mr. Snodgrass is an executive officer of National Coal Corporation only.

Daniel A. Roling. In May 2006, we, along with our wholly-owned subsidiary, National Coal Corporation, entered into an employment agreement with Daniel A. Roling pursuant to which Mr. Roling would become the President and Chief Executive Officer of each company. Mr. Roling became our Chief Executive Officer on August 9, 2006 and President on February 6, 2007. Pursuant to the terms of his employment agreement, Mr. Roling shall also serve as a member of the Board. In November 2006, we expanded the size of our Board from 5 to 7 members, and Mr. Roling and Mr. Malys were appointed as directors. Mr. Roling’s employment agreement expires on May 24, 2009. Mr. Roling’s employment agreement shall be automatically renewed after the expiration of the initial term for successive two-year terms unless the Board elects to terminate the employment agreement. Mr. Roling earns a base salary of $600,000 per year, which rate of compensation is in effect until expiration of the initial term. Thereafter, the base annual salary shall be at the rate determined in good faith by the Board, but shall not be lower than the base salary in effect at the end of the immediately preceding fiscal year. In addition, for each full fiscal year during which Mr. Roling is employed as the Chief Executive Officer, commencing with the fiscal year ended December 31, 2006, Mr. Roling shall be paid an annual cash bonus in an amount to be determined in good faith by the Board, but not more than an amount equal to fifty percent (50%) of the base amount of Mr. Roling’s salary. Pursuant to Mr. Roling’s employment agreement, National Coal Corporation maintains key man life insurance for Mr. Roling. Any proceeds of this policy would be distributed 50% to National Coal Corporation and 50% to Mr. Roling’s heirs.

Under his employment agreement, on May 25, 2006, the compensation committee approved the grant to Mr. Roling of a non-qualified stock option to purchase 500,000 shares of our common stock at an exercise price of $8.88 per share, the grant of which occurred upon Mr. Roling’s commencement of employment in August 2006. The options shall vest in four equal annual installments on the anniversary of the date of commencement of employment, but shall fully vest upon a change of control. In addition, under his employment agreement, Mr. Roling purchased 100,000 shares of our common stock at a price of $8.88 per share.

In the event that Mr. Roling’s employment is terminated other than for bad conduct or because of substantial differences of opinion between Mr. Roling and the Board, or other circumstances should arise such that Mr. Roling, in good faith, no longer feels that he can function effectively as Chief Executive Officer of the Company, then Mr. Roling shall be entitled to certain severance benefits for a severance period of twelve months. Such severance benefits include a continuation of Mr. Roling’s base salary, a prorated annual cash bonus payment, continued insurance coverage, continued use of a company owned and maintained automobile, and immediate vesting of all unvested options and immediate lapse of any forfeiture provision relating to restricted share grants scheduled to vest during the severance period. In the event of a change of control, the Company shall perform an analysis to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, and if applicable, shall pay to Mr. Roling a gross-up not to exceed $200,000 such that Mr. Roling will retain a net amount equal to the payments he is entitled to pursuant to the terms of the Employment Agreement, less income and employment taxes, assuming that the excise tax under Section 4999 didn’t apply.

In addition, in the event that Mr. Roling’s employment with the Company is terminated for any reason, the Company shall, upon the request of Mr. Roling, pay for outplacement service for Mr. Roling for a period of twelve (12) months and provide office space and secretarial support to assist Mr. Roling in searching for and obtaining a new position.

T. Michael Love. In November 2005, National Coal Corp., and our wholly-owned subsidiary, National Coal Corporation, entered into an employment agreement with Mr. Love to serve as Chief Financial Officer. Under his employment agreement, Mr. Love was entitled to an initial salary of $275,000 per year. Annual increases in Mr. Love’s base salary were determined in good faith by the Board at the beginning of each fiscal year. Mr. Love was also entitled to one year of severance pay in the event of termination without cause any time before January 1, 2009 or if he terminated his employment for good reason. Mr. Love was granted 100,000 stock options at the then current market value of $7.02 per share. These options were scheduled to vest in four equal annual installments, starting on January 1, 2006, but would fully vest upon a change of control of National Coal Corp. or upon termination of Mr. Love’s employment without cause or for good reason.

On November 28, 2007, we entered into a separation agreement with Mr. Love, pursuant to which he resigned as our Chief Financial Officer and as a member of our Board of Directors effective December 1, 2007, and continued to serve as our Senior Vice President until January 2, 2008. The separation agreement also provides for a full release of claims either party may have against the other, and extends until December 31, 2009, the period during which Mr. Love may exercise his stock options that were vested as of January 2, 2008. We also entered into a consulting agreement with Mr. Love, which became effective on January 2, 2008, pursuant to which Mr. Love agreed to provide financial and accounting services to us until March 31, 2008. For these services, we agreed to pay Mr. Love $68,750.

Michael R. Castle. In November 2008, National Coal Corp., and our wholly-owned subsidiary, National Coal Corporation, entered into an employment agreement with Mr. Castle to serve as Senior Vice President and Chief Financial Officer commencing December 1, 2007. Under his employment agreement, Mr. Castle is entitled to an initial salary of $240,000 per year. Mr. Castle is also entitled to one year of severance pay and full acceleration of all unvested stock options if his employment is terminated by us without cause. Mr. Castle was granted 130,000 stock options at the then current market value of $3.22 per share. These options are exercisable in 25% annual increments beginning December 1, 2008.

Potential Severance Payments

As described above, our employment agreements with Messrs. Roling, Love and Castle provide for severance benefits in the event that the executive’s employment is terminated under certain circumstances. The following table sets forth severance payments and benefits that we would have been obligated to pay to Messrs. Roling, Love, and Castle assuming a triggering event had occurred under each of their respective agreements as of December 31, 2007:

Name	Cash Severance Payment ($)(1)	Bonus Value ($)		Continuation of Benefits ($)		Value of Acceleration of Vesting of Equity Awards ($)(4)	Outplacement Services($)		Total Severance Benefits ($)
Daniel Roling	600,000	300,000	(2)	51,150	(3)	—	42,000	(5)	993,150
T. Michael Love	275,000	—		—		—	—		275,000
Michael R. Castle	240,000	—		—		304,200	—		544,200

(1)	Represents twelve months of cash severance payments based on the executive’s salary payable in a lump sum or periodic payments as provided in the executive’s employment agreement.
(2)	Consists of an annual cash bonus payment equal to 50% of Mr. Roling’s base salary.
(3)	Represents the estimated cost of continuation of the following benefits for the severance period: (i) insurance coverage for medical, major medical and disability coverage; (ii) automobile allowance; and (iii) reimbursement of fees for professional services of $10,000.
(4)	Represents the value of accelerated “in the money” stock options using the closing price of our common stock on December 31, 2007 of $5.56, as reported by NASDAQ. At December 31, 2006, no stock options held by Messrs. Roling and Love were “in the money.”
(5)	Represents the estimated costs to the Company of providing Mr. Roling with (i) outplacement services for a period of twelve months with agency selected by Mr. Roling, based upon the customary fees charged by nationally rated firms engaged in providing such services, and (ii) office space and secretarial support for a period of twelve months to assist Mr. Roling in searching for and obtaining a new position.

Potential Change in Control Payments

As described above, our employment agreements with Messrs. Roling and Love provide for accelerated vesting of all options held by such executives upon a change in control. The following table sets forth the change in control benefits that we would have been obligated to pay to our named executive officers assuming a change in control had occurred as of December 31, 2007:

Name	Value of Acceleration of Vesting of Equity Awards ($)(1)	280G Tax Gross Up ($)
Daniel Roling	—	200,000	(2)
Michael R Castle	$304,200	—

(1)	Represents the value of accelerated “in the money” stock options using the closing price of our common stock on December 31, 2007 of $5.56, as reported by NASDAQ.
(2)	Mr. Roling is entitled to receive up to $200,000 of additional cash compensation to reimburse him for any excise taxes payable by Mr. Roling on payments, distributions or benefits that are subject to excise taxes as provided under Section 4999 of the Internal Revenue Code.

Director Compensation

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. The committee can engage the services of outside advisers, experts, and others to assist the committee in determining director compensation. During 2007, the committee did not use an outside adviser to aid in setting director compensation.

Jon Nix resigned as an officer of the company in August 2006. For services as our Chairman, a position he held until July 2007, Mr. Nix could earn a discretionary bonus as determined by the other non-management directors then serving on the Board. No bonus for service as a director was awarded to Mr. Nix during 2007. We also agreed to provide Mr. Nix with health insurance coverage while he served on the Board.

The key elements of our independent director compensation program for 2007 were as follows:

•	annual Board Chairman cash retainer of $120,000 ;

•	annual director cash retainer of $50,000;

•	annual Audit Committee chairperson fee of $25,000;

•	annual Compensation and Nominating Committee chairperson fees of $10,000 each, which was changed during 2006 from $25,000 each in the prior year; and

•	stock option grant of 75,000 shares upon the director’s first election or appointment to the Board.

The following table details the total compensation earned by the company’s non-employee directors in 2007.

Director Summary Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Scott Filstrup (1)	$39,167	$—	$39,167
Robert Heinlein	75,000	52,235	127,235
Gerald J. Malys	60,000	45,101	105,101
Kenneth Scott	89,167	52,235	141,402
Jon Nix (2)	—	—	—
Total	$263,334	$149,571	$412,905

(1)	Represents compensation for Board services rendered from January 1, 2007 through July 23, 2007.
(2)	Mr. Nix is a former employee, and was not compensated for Board services rendered from January 1, 2007 through July 23, 2007.

Directors receive cash fees in monthly installments with the exception of committee chairperson fees which are paid at the beginning of each annual term. Annual retainers are prorated so that adjustments can be made during the year. Unpaid portions of cash retainers are forfeited upon termination, retirement, disability, or death. Our current practice is to grant each non-employee director a stock option to purchase 75,000 shares of common stock upon their initial election or appointment to the Board. Directors’ options vest in equal annual installments over a four-year period from the date of grant. Vesting accelerates upon the director’s death or disability or if the director is not nominated by the Board for re-election as a director. In 2007, the term of the stock options for independent directors immediately following their end of service was extended from ninety days to eighteen months.

Based on a review of a survey report regarding director compensation for similarly sized companies in the energy and natural resources industries and our director compensation program, our Compensation Committee approved an increase in director compensation and modified the cash compensation for non-employee directors, effective immediately following the 2008 Annual Shareholder Meeting, as follows:

Category	Annual Amount
Director Fee	$50,000
Chairman of the Board Fee	$70,000
Committee Member Fees (not paid to Committee Chairman):
Audit Committee	$5,000
Compensation Committee	$5,000
Nominating and Governance Committee	$5,000
Committee Chairman Fees:
Audit Committee	$30,000
Compensation Committee	$10,000
Nominating and Governance Committee	$10,000

Our Compensation Committee also approved additional equity compensation payable to each of our non-employee directors consisting of an option to purchase 10,000 shares of common stock and a restricted stock award of 5,000 shares of common stock.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007 regarding equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,565,625	$6.22	1,737,625
Equity compensation plans not approved by security holders	—	—	—
Total	1,565,625	$6.22	1,737,625

(1)	Consists of shares underlying our Amended and Restated 2004 National Coal Corp. Option Plan, of which an aggregate of 4,450,000 shares have been reserved for issuance. All outstanding awards under the 2004 option plan consist of stock options with the exception of one award of 200,000 shares of common stock.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors, which consists of independent directors (as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules), has furnished the following report:

The role of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the financial statements for fiscal year 2007, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and Ernst & Young, LLP (the “Auditors”), the Company’s independent auditors;

•	Reviewed and discussed with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•

Received written disclosures and the letter from the Auditors regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with the Auditors their independence;

•	Considered whether the Auditors’ provision of non-audit services is compatible with maintaining their independence; and

•	Discussed with management and the Auditors the adequacy of the Company’s internal controls.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Audit Committee

Robert Heinlein, Chairman

Gerald Malys

Kenneth Scott

Services Provided by the Independent Auditors

Ernst & Young LLP has served as our independent registered public accounting firm since August 2006, and our Audit Committee plans to appoint Ernst & Young as the independent registered public accounting firm to audit National Coal’s financial statements for the fiscal year ending December 31, 2008. We do not expect representatives of Ernst & Young LLP to be present at the Annual Meeting. If they do attend, they will be available to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

On August 25, 2006, Gordon, Hughes & Banks resigned as our independent registered public accounting firm. The report of Gordon, Hughes, & Banks on our financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the fiscal year ended December 31, 2005, and the interim period from January 1, 2006 through August 24, 2006, there were no disagreements with Gordon, Hughes & Banks on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gordon, Hughes, & Banks would have caused them to make reference thereto in their report on the financial statements for such year. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during our fiscal year ended December 31, 2005, and the subsequent interim period through August 24, 2006. We requested that Gordon, Hughes, & Banks furnish us with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not it agreed with the above statements. A copy of such letter, dated August 30, 2006, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on August 31, 2006.

On August 25, 2006, we engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with, and including, the quarter ended September 30, 2006. Our Audit Committee approved the engagement of Ernst & Young. We did not consult with Ernst & Young during our two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding either (i) the application of accounting principle to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither oral advice nor a written report was provided to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Audit Committee Pre-Approval Policies and Procedures

All audit work for the fiscal years ended December 31, 2007 and 2006 was performed by the full time employees of Ernst & Young LLP. Generally, the Audit Committee approves in advance audit and non-audit services to be provided by Ernst & Young LLP. In other cases, in accordance with Rule 2-01(c)(7) of Securities and Exchange Commission Regulation S-X, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman reports such approvals to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. No services were approved by the Audit Committee in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X.

Fees Paid to Independent Accountants

The aggregate fees billed by Ernst & Young LLP, independent accountants, for professional services rendered to National Coal during the fiscal years ended December 31, 2006 and 2007 were comprised of the following:

	Fiscal 2006	Fiscal 2007
Audit fees (1)	$319,830	$349,550
Audit-related fees (2)	148,705	101,178
Tax fees	—	—
All other fees	—	—
Total fees (3)	$468,535	$450,728

(1)	Includes out-of-pocket expenses of $27,705 and $15,670 for fiscal years 2006 and 2007, respectively.
(2)	Includes out-of-pocket expenses of $3,919 and $4,562 for fiscal years 2006 and 2007, respectively.
(3)	Includes out-of-pocket expenses of $31,624 and $20,232 for fiscal years 2006 and 2007, respectively.

Gordon, Hughes & Banks, LLP, our former independent registered public accounting firm which resigned on August 25, 2006, also billed us an aggregate of $31,000 and $41,767 in fiscal 2006 for audit fees and audit-related fees, respectively. The audit fees were incurred for services rendered by Gordon, Hughes & Banks in connection with its review of the financial statements included in our quarterly reports for the first two fiscal quarters of 2006, and the audit-related services related to due diligence in connection with acquisitions, financing transactions, and accounting consultations.

Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years.

Audit-related fees in fiscal 2006 and 2007 were primarily for due diligence in connection with acquisitions, financing transactions, and accounting consultations.

No fees for tax services were incurred with Ernst & Young LLP or Gordon, Hughes & Banks, LLP during the years ended December 31, 2007 and 2006, including for tax compliance, tax advice and tax planning.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 24, 2008:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock under warrants or options currently exercisable or exercisable within 60 days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at April 24, 2008. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

The information presented in this table is based on 28,819,931 shares of our common stock outstanding on April 24, 2008. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o National Coal Corp., 8915 George Williams Road, Knoxville, Tennessee 37923.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Daniel A. Roling (1)	1,037,650	3.5%
Michael R. Castle(2)	6,000	*
T. Michael Love	75,000	*
Charles Kite (3)	231,450	*
William R. Snodgrass (4)	125,000	*
Kenneth Hodak (5)	1,750	*
Robert Heinlein (6)	81,250	*
Kenneth Scott (6)	81,250	*
Gerald J. Malys(7)	19,750	*

Directors and Executive Officers as a Group (9 persons) (8)	1,659,100	5.6%

5% Shareholders:
Jon Nix (9)	3,416,138	11.9%
The J-K Navigator Fund L.P. (10)	2,910,974	10.0%
Crestview Capital Master LLC (11)	3,508,932	12.0%
Jenco Capital Corporation (12)	2,151,138	7.5%
Steelhead Offshore Ltd. and affiliates (13)	2,064,026	7.1%
Geologic Resource Partners, LLC (14)	2,222,501	7.7%
Centaurus Energy Master Fund, LP(15)	2,680,000	9.3%
Steelhead Partners, LLC(16)	4,875,000	17.2%

*	Less than 1%.
(1)	Consists of (i) 509,000 shares of common stock; (ii) 400,000 shares of common stock that Mr. Roling has the right to acquire pursuant to a call option acquired from Jon Nix; (iii) 125,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008; and (iv) 3,650 shares of common stock beneficially owned by Mr. Roling’s spouse.
(2)	Consists of (i) 5,000 shares of common stock and (ii) 1,000 shares owned by Mr. Castle’s son and daughter.
(3)	Consists of (i) 106,450 shares of common stock, and (ii) 125,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008.
(4)	Consists of 125,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008.
(5)	Consists of 1,750 shares of common stock.
(6)	Consists of (i) 25,000 shares of common stock, and (ii) 56,250 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008.
(7)	Consists of (i) 1,000 shares of common stock and (ii) 18,750 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008.
(8)	Consists of (i) 693,400 shares of common stock, and (ii) 981,250 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of April 24, 2008.
(9)	Consists of (i) 987,500 shares of common stock, (ii) 2,151,138 shares of common stock held by Jenco Capital Corporation over which Mr. Nix has voting and investment power, (iii) 275,000 shares of common stock beneficially owned by Mr. Nix’s spouse, Jeanne Bowen Nix, and (iv) 2,500 shares beneficially owned by Mr. Nix’s dependents.
(10)	Consists of 2,689,724 shares of common stock and 221,250 shares of common stock reserved for issuance upon exercise of warrants which currently are exercisable or will become exercisable within 60 days of April 24, 2008. Steelhead Partners, LLC, as a general partner and the investment manager of this selling shareholder, and J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by this selling shareholder. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.
(11)	Consists of (i) 3,112,312 shares of common stock, and (ii) 396,620 shares of common stock that may be acquired from the registrant upon exercise of outstanding warrants.
(12)	Mr. Nix exercises voting and investment authority over the shares held by this shareholder.
(13)	Consists of (i) 1,910,276 shares of common stock and (ii) 153,750 shares of common stock that may be acquired upon exercise of warrants held by Steelhead Offshore Capital, LP. Steelhead Partners, LLC, as the investment manager of Steelhead Offshore Ltd. and Steelhead Offshore Capital LP, and J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by Steelhead Offshore Ltd. and Steelhead Offshore Capital LP. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.
(14)	Consists of (i) 279,637 shares of common stock held by Geologic Resource Opportunities Fund LTD, (ii) 180,361 shares of common stock held by Geologic Resource Opportunities Fund LP, (iii) 448,847 shares of common stock held by Geologic Resource Fund LP, and (iv) 1,313,656 shares of common stock held by Geologic Resource Fund, Ltd. Geologic Resource Partners, LLC, is the investment manager of these shareholders and George R. Ireland, as the Chief Investment Officer of Geologic Resource Partners, LLC, exercises voting and investment control over the shares held by these shareholders.
(15)	Consists of (i) 2,380,000 shares of common stock and (ii) 300,000 shares of common stock that may be acquired upon exercise of an option from an existing shareholder at a per share exercise price of $3.00.
(16)

Consists of (i) 2,689,724 shares of common stock and 221,250 shares of common stock reserved for issuance upon exercise of warrants which currently are exercisable or will become exercisable within 60 days of April 24, 2008, in each case held by The JK Navigator Fund L.P. and (ii) 1,910,276 shares of common stock held by Steelhead Offshore Ltd. and 153,750 shares of common stock that may be acquired upon exercise of warrants held by Steelhead Offshore Capital, LP. Steelhead Partners, LLC, as the investment manager of Steelhead Offshore Ltd. and Steelhead Offshore Capital LP, the general partner and the investment manager of The JK Navigator Fund LP, and J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, exercise voting and investment control over the securities held by these shareholders. Each of Steelhead, LLC, Mr. Johnston and Mr. Klein expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein.

OTHER PROPOSALS

We are not aware of any other business to be presented to the meeting and we do not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

2009 STOCKHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2009 annual meeting of shareholders for inclusion in our proxy statement and proxy form relating to such annual meeting must submit such proposal to us at our principal executive offices no later than February 1, 2009. In addition, in the event a shareholder proposal is not received by the Company by April 17, 2009, the proxy to be solicited by the Board of Directors for the 2009 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2009 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

SEC rules and regulations provide that if the date of our 2009 annual meeting is advanced or delayed more than 30 days from first anniversary of the 2008 annual meeting, shareholder proposals intended to be included in the proxy materials for the 2009 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2009 annual meeting. If we determine that the date of the 2009 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the 2008 annual meeting, we will publicly disclose such change.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the Chairs of our Audit Committee, Governance and Nominating Committee or Compensation Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of National Coal Corp., at our principal executive offices, 8915 George William Road Knoxville, Tennessee 37923.

Communications are distributed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

ANNUAL REPORT

Our financial statements for the year ended December 31, 2007 are included in our 2007 Annual Report to Shareholders, which we are sending to our shareholders at the same time as this proxy statement. Our 2007 Annual Report on Form 10-K, which has been filed with the SEC, will be made available to shareholders without charge upon written request to the Corporate Secretary of National Coal Corp., at our principal executive offices, 8915 George William Road Knoxville, Tennessee 37923.

By Order of the Board of Directors

/s/ Kenneth Scott
Kenneth Scott
Chairman of the Board

Knoxville, Tennessee

April 29, 2008

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS ON JUNE 26, 2008

PLEASE RETURN YOUR PROXY IN TIME

NATIONAL COAL CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of NATIONAL COAL CORP., a Florida corporation (the “Company”), hereby nominates, constitutes and appoints Daniel Roling and Michael R. Castle, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company, to be held on June 26, 2008, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1. To elect the Board of Directors’ four nominees as directors:

Robert Heinlein	Gerald Malys	Daniel Roling	Kenneth Scott

☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

☐	WITHHELD for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:)

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 29, 2008, relating to the Annual Meeting.

Dated:	, 2008

Signature:

Signature:
Signature(s) of Shareholder(s)
(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐	Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE